# STATE *of* DELAWARE
# CERTIFICATE *of* INCORPORATION
# *A* STOCK CORPORATION

## FIRST - Name

The name of the Corporation is:
MiTio Inc.

## SECOND – Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green, Ste A, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is
A Registered Agent, Inc.

## THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

## FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares (number of authorized shares) with a par value of $0.0001 per share.

## FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent, Inc. – 8 The Green, Ste A, Dover, DE 19901

**I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24th day of May, A.D. 2017.

BY: Pat Brick

A Registered Agent, Inc., Incorporator
Patrick Brickhouse, Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:35 AM 05/24/2017
FILED 08:35 AM 05/24/2017
SR 20173965448 - File Number 6421086